                                                                     EXHIBIT 4.2


                         SHAREHOLDERS RIGHTS AGREEMENT
                         -----------------------------

THIS SHAREHOLDERS RIGHTS AGREEMENT (this "Agreement") made as of the 22nd day of June, 1999, by and among

ACCORD TELECOMMUNICATIONS LTD., a company organized under the laws of the State of Israel, registered under number 51-168376-5, with offices at 10 Martin Gehl Street, Kiryat Arie, Petach Tikva, Israel (the "Company"); and


the Ordinary Shareholders listed in Schedule 1A (the "Ordinary Shareholders");
and


the Preferred A Shareholders listed in Schedule 1B (the "Preferred A Shareholders"); and


the Preferred B Shareholders listed in Schedule 1C (the "Preferred B Shareholders"); and


each of the investors listed in Schedule 1D hereto (the "Preferred C Shareholders"); and


WHEREAS: The Preferred C Shareholders are entering into a Subscription Agreement with the Company, dated as of the date of this Agreement (the "Subscription Agreement"), pursuant to which the Preferred C Shareholders will be the holders of all of the issued and outstanding Voting Series C Preferred Shares of the Company and the Non-Voting Series C Preferred Shares of the Company (collectively, the "Series C Preferred Shares"); and

WHEREAS: The Preferred A Shareholders are the holders of Series A Preferred
         Shares of the Company (the "Series A Preferred Shares"), and the Preferred B Shareholders are the holders of Series B Preferred Shares of the Company (the "Series B Preferred Shares") (the Series A Preferred Shares, the Series B Preferred and Series C Preferred Shares are referred to hereinafter as the "Preferred Shares"), and the Ordinary Shareholders are the holders of Ordinary Shares or rights to acquire Ordinary Shares of the Company (the "Ordinary Shares"); and

WHEREAS: The Preferred A Shareholders have previously invested in, and subscribed for shares of, the Company, as more fully described in that
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                                      -2-

          certain subscription agreement dated June 14, 1995 (the "Series A Subscription Agreement"), in which the Company granted certain rights to the Preferred A Shareholders and to certain Ordinary Shareholders; and

WHEREAS: The Preferred B Shareholders, other than the Concord Entities, as defined in Schedule 1C, have previously invested in, and subscribed for shares of, the Company, as more fully described in that certain subscription agreement dated February 28, 1996 (the "Series B Subscription Agreement"), in which the Company granted certain rights to the Preferred B Shareholders, the Preferred A Shareholders and to certain Ordinary Shareholders; and

WHEREAS: The Concord Entities, as defined in Schedule 1C, have previously invested in, and subscribed for shares of, the Company, as more fully described in that certain subscription agreement dated March 10, 1998 (the "Concord Subscription Agreement"), in which the Company granted certain rights to the Concord Entities; and

WHEREAS: The parties desire to set forth provisions governing the registration of the Company's securities and certain other matters involving the rights of the shareholders of the Company, and to terminate and supersede the Series A Subscription Agreement, the Series B Subscription Agreement and the Concord Subscription Agreement with this Agreement;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:


1.   DEFINITIONS
----------------

     The following terms shall have, for the purposes of this Agreement, the meanings ascribed to them below:

     1.1. "Holder" shall mean any holder of Registrable Shares (as defined
           ------
          herein) as of the date hereof or who will become a holder of Registrable Shares pursuant to Sections 1.5(i) or 1.5(ii) below or as otherwise set forth in this Agreement and any person to whom Registrable Shares are transferred and to whom the rights pursuant hereto have been assigned with the prior written consent of the Company.

     1.2. "Preferred Holder" shall mean a Holder who is a Preferred A
           ----------------
          Shareholder, a Preferred B Shareholder or a Preferred C Shareholder.

     1.3. "Qualified Preferred Holder" shall mean a Preferred Holder who holds
           --------------------------
          as of the date hereof at least 350,000 Preferred Shares and/or the Ordinary Shares into which the Preferred Shares were converted.

     1.4. "Initiating Preferred Holder" shall mean a Qualified Preferred
           ---------------------------
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                                      -3-

          Holder at such times that it holds at least 350,000 Preferred Shares and/or Ordinary Shares into which Preferred Shares were converted.

     1.5. "Registrable Shares" shall mean (i) all of the issued and
           ------------------
          outstanding Ordinary Shares of the Company as of the date hereof, and all Ordinary Shares of the Company issuable upon the exercise of outstanding options or undertakings, as specified in Appendix 4.3 of the Subscription Agreement; (ii) all Ordinary Shares into which Preferred Shares are converted pursuant to the New Articles (as defined in the Subscription Agreement); and (iii) all Ordinary Shares hereafter purchased by the Holders from the Company, or purchased by one Holder from another.

     1.6. The terms "register", "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the United States Securities Act of 1933, as amended (the "Securities Act") and applicable rules and regulations thereunder and the declaration and ordering of the effectiveness of such registration statement.

     1.7. "Registration Expenses" shall mean all expenses incurred by the
           ---------------------
          Company in compliance with subsections 2.1, 2.2.1 and 2.2.2 below, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, reasonable fees and disbursements of one counsel for all the selling Holders for legal services rendered in connection with a registration, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

     1.8. "SEC"  shall mean the United States Securities and Exchange
           ---
          Commission.

     1.9. "Selling Expenses" shall mean all underwriting discounts, fees and
           ----------------
          selling commissions applicable to the sale of Registrable Shares and all fees and disbursements of counsel for any Holder (other than fees and disbursements of one counsel for all the selling Holders as provided for in Section 1.7 above).

2.   REGISTRATION RIGHTS
------------------------

     2.1. Demand Registration
     ------------------------

          2.1.1. If at any time after the 180th day following the date on which the closing of an underwritten public offering of the Company's shares for its own account occurs pursuant to which shares of the Company are registered pursuant to the Securities Act, the Company shall receive from any Initiating Preferred Holder a written request that the Company effect a
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                                      -4-

                  registration of Registrable Shares (other than on a Form S-3), the Company will use its best efforts to effect expeditiously the registration under the Securities Act of all Registrable Shares requested to be registered; provided, however, that the Company shall not be obligated to effect registration at any one time of Registrable Shares (other than on a Form S-3) pursuant to this Section 2.1.1 if the number of such Registrable Shares requested to be registered in such written request does not equal or exceed the lesser of (i) 40% of the number of Registrable Shares then held by all Holders, or (ii) U.S. $2,000,000 (two million United States dollars) in value; and provided, further, that (i) the Company shall not be required to effect more than one registration of Registrable Shares pursuant to this Section 2.1.1 (other than on a Form S-
                  3) during the term hereof, as specified in Section 2.7 hereunder upon the demand of each Initiating Preferred Holder and (ii) the Company shall not be obligated to file a registration statement within 180 days of the effective date of a prior registration statement.

                  In the event the Company is eligible to register securities for the account of any person other than the Company on Form S-3 (or any successor registration form which permits the incorporation of substantial information regarding the Company by reference), the Company shall, upon receiving a written request from Preferred Holders who in the aggregate hold Registrable Shares for which the reasonably anticipated offering price would exceed $5,000,000, use its best efforts to effect expeditiously the registration under the Securities Act of all such Registrable Shares requested to be registered; provided, however, the Company shall not be obligated to file a registration statement within 180 days of the effective date of a prior registration statement. There shall be no limit on the number of occasions on which the Company shall be obligated to effect a registration on Form S-3 pursuant to this Section 2.1.1.

                  A request pursuant to this Section 2.1.1 shall state the number of Registrable Shares requested to be registered and the intended method of disposition thereof. If at the time of receipt of any request for registration pursuant to this
                  Section 2.1.1 the Company shall have filed and not withdrawn a registration statement under the Securities Act for a bona fide underwritten public offering of its equity securities or the Company represents to the requesting Holder that it plans to file such a registration statement within 45 days thereafter, then, upon receipt of such request, the Company agrees to notify the requesting Holder of such registration pursuant to Section 2.2, and such requesting Holder must suspend such request and, if such requesting Holder so elects, such requesting Holder may participate in
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                                      -5-

                  such registration pursuant to Section 2.2 (and, whether or not they so participate, such request shall not be counted as a demand pursuant to this Section 2.1.1 unless reinstated as provided below); provided that if at the end of such 45 day period the Company shall not have filed a registration statement, such request may be reinstated and such requesting Holder cannot be required to further suspend such request pursuant to this Section 2.1.1. Promptly upon receipt of any request pursuant to this Section 2.1.1, the Company will send a notice to all Holders not participating in such request (the "Other Holders") of the proposed registration, together with a copy of the request. Such Other Holders may elect to participate in the registration by notice to the Company given within 30 days following the date of the Company's notice of request for registration.

          2.1.2. If the requesting Holder intends to distribute the Registrable Shares covered by its request made pursuant to Section 2.1.1 by means of an underwriting, it shall so advise the Company as a part of its request made pursuant to Section 2.1.1 and the Company shall include such information in the written notice to all Holders referred to in Section 2.1.1 above. The right of any Other Holder to registration pursuant to Section 2.1.1 shall be conditioned upon such Other Holder's participation in such underwriting and the inclusion of such Other Holder's Registrable Shares in the underwriting (unless otherwise mutually agreed by the requesting Holder and such Other Holder with respect to such participation and inclusion) to the extent provided herein. A Holder may elect to include in such underwriting all or a part of the Registrable Shares it holds. Notwithstanding any other provision of the above Section 2.1.1 or of this Section 2.1.2, if the underwriter of such offering furnishes a written opinion to the effect that marketing factors require a limitation on the number of shares to be underwritten, the number of shares that may be included in the registration and underwriting shall be allocated first, among the Holders requesting registration of Registrable Shares covered by Section 1.5(ii) above and with respect to such Registrable Shares only (including any such Registrable Shares covered by the last sentence of Section 2.1.1 above) in proportion, as nearly as practicable, to the respective amounts of such Registrable Shares (i.e. Registrable Shares covered by Section 1.5(ii) above) which they had requested to be included in such registration at the time of filing the registration statement; and second, to any Holders requesting registration of other Registrable Shares (including any such Registrable Shares covered by the last sentence of Section
                  2.1.1 above) in proportion, as nearly as practicable, to the respective amounts of such other Registrable Shares which they had requested to be included in such registration at the time of filing the registration statement. No Registrable Shares or any other securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. If any Holder, who has requested inclusion in such registration as provided above, disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company, the underwriter and the requesting Holder. The securities so withdrawn shall also be withdrawn from registration. If the underwriter has not limited the number of Registrable Shares or other securities to be underwritten, or if the limit has not been reached, the Company and all other holders of securities having the right to include such securities in such registration (if any) shall be entitled to participate in accordance with the relative priorities, if any, as may exist among them and the Company and include their securities for their own account in such registration if the underwriter so agrees and if the number of Registrable Shares which would otherwise have been included in such registration and underwriting will not thereby be limited.

     2.2.  Incidental Registration
     -----------------------------

          2.2.1. If the Company shall determine to register any of its equity securities for its own account other than a registration of securities issuable on Forms S-4, S-8 or any similar form available for non-United States companies such as the Company, or any successor form thereto pursuant to an employee stock option, stock purchase or similar benefit plan, or pursuant to a merger, exchange offer or a registration on any registration form which does not permit registering Registrable Shares for sale to the public, the Company will not less than 30 nor more than 90 days prior to the proposed date of filing a registration statement under the Securities Act, give written notice to each Holder of its intention to do so; and upon the written request, given within 15 days after receipt of the written notice from the Company described above, of any Holder to include Registrable Shares in such registration, the Company will include in such registration and in any underwriting involved therein, all the Registrable Shares specified in the written request or requests, except as set forth in Section 2.2.2 below. Such written request shall state the number of such Holder's Registrable Shares requested to be registered and the intended method of distribution.

          2.2.2. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written
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                                      -7-

                  notice given pursuant to Section 2.2.1 above. In such event, the right of any Holder to registration pursuant hereto shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Shares in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by the Company. Notwithstanding any other provision of the above Section 2.2.1 or of this Section 2.2.2, if the underwriter furnishes a written opinion to the effect that the total number of securities to be included in such offering would exceed the maximum number of securities which can be marketed at a price not materially less than that agreed between the underwriter and the Company and without materially and adversely affecting such offering, then the Company shall so advise all Holders requesting registration, and the number of shares that are entitled to be included in the registration and underwriting shall be allocated in the following manner:

                  First, the Company shall be entitled to participate in full.
                  -----
                  Thereafter, the number of shares that may be included in the
                  ----------
                  registration and underwriting shall be allocated first among
                                                                   -----
                  Holders requesting registration of Registrable Shares covered by Section 1.5(ii) above, and with respect to such Registrable Shares only, in proportion, as nearly as practicable, to the respective amounts of such Registrable Shares (i.e., Registrable Shares covered by Section 1.5(ii) above) which they had requested to be included in such registration at the time of filing the registration statement, and second, among
                                                                 ------
                  all Holders requesting registration of other Registrable Shares in proportion, as nearly as practicable, to the respective amounts of such other Registrable Shares which they had requested to be included in such registration at the time of filing the registration statement. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Shares or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. If the underwriter has not limited the number of the Registrable Shares or other securities to be underwritten, or if the limit has not been reached, other holders of securities having the right to include such securities in such registration (if any) shall be entitled to participate in accordance with the number of such securities held by each such other holder, such participation to be in accordance with the relative priorities, if any, as shall exist among such holders, and include their securities for their own account in such registration if the underwriter so agrees and if the number of Registrable Shares which would otherwise have been included in such registration and underwriting will not thereby be limited.

          2.2.3. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this
                  Section 2 shall be borne by the Company, and all Selling Expenses shall be borne by the Holders of the securities so registered pro rata on the basis of the number of their shares so registered.

          2.2.4. In the case of a registration effected by the Company with respect to which a request by a Holder was received pursuant and subject to this Section 2, the Company will:

                  (i) prepare and file with the SEC a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective until the earlier of (i) the date the distribution of the Registrable Shares registered thereunder is complete or (ii) 180 days;

                  (ii) furnish to each Holder whose Registrable Shares are included in such registration statement and to each duly authorized underwriter such number of authorized copies of a prospectus, including copies of a preliminary prospectus, in conformity with the requirements of the Securities Act and such other documents as such Holder or underwriter may reasonably request in order to facilitate the public sale or other disposition of the securities owned by such Holder;

                  (iii) use every reasonable effort to register or qualify the securities covered by such registration statement under such securities or blue sky laws of such jurisdictions within the United States as each Holder whose Registrable Shares are included in such registration statement shall request, and do any and all other acts and things which may be necessary under such securities or blue sky laws to enable such Holder to consummate the public sale or other disposition in such jurisdictions of the securities to be sold by such Holder, except that the Company shall not for any such purpose be required to qualify to do business as a foreign corporation in any jurisdiction wherein it is not qualified or consent to general service of process in any jurisdiction where it is not otherwise subject to such service;

                (iv) before filing the Registration Statement or prospectus or amendments or supplements thereto, furnish to one counsel selected by the Holders whose Registrable Shares are included in such registration statement copies of all such documents proposed to be filed, all of which shall be subject to the reasonable approval of such counsel;

                (v) notify each Holder whose Registrable Shares are included in such registration statement:

                       (A) promptly after the Company shall receive notice thereof, of the time when such registration statement becomes effective or when any amendment or supplement or any prospectus forming a part of such registration statement has been filed;

                       (B) promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

                       (C) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which such registration statement would contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                (vi)   (A) advise each Holder whose Registrable Shares are
                           included in such registration statement promptly after the Company shall receive notice or otherwise obtain knowledge of the issuance of any order by the SEC suspending the effectiveness of such registration statement or amendment thereto or of the initiation or threatening of any proceeding for that purpose; and

                       (B) promptly use its best efforts to prevent the issuance
                           of any stop order or to obtain its withdrawal promptly if a stop order should be issued;

                (vii) enter into such customary agreements (including an underwriting agreement, if applicable, in customary form) and take all such other action, if any, as Holders
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                                      -10-

                        holding a majority of the Registrable Shares included in such registration statement or the underwriters shall reasonably request in order to expedite or facilitate the registration and distribution of the Registrable Shares;

                (viii) provide the underwriters with an opinion of patent counsel reasonably acceptable to the underwriters and their counsel, if the underwriters shall so request; and

                (ix) obtain a comfort letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters;

                provided, however, that, notwithstanding any other provision hereof, the Company shall not be required to maintain the effectiveness of any such registration statement for a period in excess of 180 days.

     2.3. In the event of any registration under the Securities Act of any Registrable Shares pursuant to this Section 2, the Company hereby agrees to execute an agreement with any underwriter participating in the offering thereof containing such underwriter's standard form of representations for issuers similar to the Company and indemnification provisions and to indemnify and hold harmless each Holder disposing of Registrable Shares, each person, if any, who controls such Holder within the meaning of the Securities Act and each other person (including each underwriter) who participates in the offering of Registrable Shares, against any losses, claims, damages or liabilities, joint or several, to which such Holder, controlling person or participating person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which the Registrable Shares are registered under the Securities Act, in any preliminary prospectus or final prospectus contained therein, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such Holder, controlling person and participating person for any legal or other expenses reasoning connection with investigating or defending any such loss, claim, damage, liability or proceeding; provided, however, that the Company will not be liable in any case to any such Holder, controlling person or participating person to the extent that any loss, claim, damage or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in a registration statement, preliminary or final prospectus or amendment or supplement in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder or controlling or participating person, as the case may be, specifically for inclusion in the registration statement; and provided further, that to the extent such information relating to such Holder is required to be contained in such registration statement, such Holder shall provide such an instrument upon request by the Company.

     2.4. Each Holder will, if Registrable Shares held by him are included in the securities as to which registration is being effected, deliver to the Company an agreement or agreements whereby such Holder agrees to indemnify and hold harmless the Company and each other Holder whose Registrable Shares are included in such registration, each person referred to in clause (1), (2) or (3) of Section 11(a) of the Securities Act in respect of the registration statement and each other person, if any, who controls the Company or such other Holder, as the case may be, within the meaning of the Securities Act against any losses, claims, damages or liabilities joint or several, to which the Company, such Holder, such person or such other controlling person may become subject under the Securities Act or otherwise, but only to the extent that the losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which the Registrable Shares are to be registered under the Securities Act, in any preliminary prospectus or final prospectus contained therein or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, which, in each case, is made in or omitted from the registration statement, preliminary or final prospectus or amendment or supplement in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder specifically for inclusion in the registration statement; provided, however, that the indemnification obligations of each such Holder shall be limited to the total proceeds (less Selling Expenses) from the sale of the Registrable Shares sold by such Holder pursuant to such registration.

     2.5. Promptly after receipt by an indemnified party under this Section 2 of notice of commencement of any action, the indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 2. In case any such action is brought against any indemnified party and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to the indemnified party, and, after notice from the indemnifying party to the indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to the indemnified party under this Section 2 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation. Any indemnification required hereby shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

          2.6. Each Holder, holding securities included in any registration, shall furnish to the Company such information regarding such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 2.

          2.7. The rights granted hereunder to the Holders with respect to any Registrable Shares held by any Holder will terminate upon the occurrence of one of the following:

               2.7.1. on the seventh anniversary of the date of the closing of the initial offering of the Company's shares or other equity securities to the public; or

               2.7.2. upon registration of such Registrable Shares under the Securities Act (unless in an underwritten public offering the underwriters thereof do not purchase such Registrable Shares or the offering of Registrable Shares pursuant to any such registration shall have been interfered with by any stop order, injunction, or other order or requirement of the SEC or any other governmental entity, unless such stop order, injunction or other order or requirement shall have been subsequently vacated or otherwise removed); or

               2.7.3. upon receipt by the Company of an opinion of counsel to the Company reasonably acceptable to the Company and the Holder that such Registrable Shares may be sold without registration under the Securities Act pursuant to Rule 144 thereunder or otherwise without limitation with respect to offerees or the size or timing of the transaction; or

               2.7.4. upon the sale or transfer of such Registrable Shares; provided, that, the right to registration with respect to such Registrable Shares may be assigned by such Holder only in accordance with subsection 2.8 below.

          2.8. Each Holder's rights to request inclusion of its Registrable Shares in a registration pursuant to this Section 2 are personal to such Holder and are non-assignable other than to a purchaser or assignee of such Holder's Registrable Shares permitted pursuant to the New Articles.

          2.9. The provisions of this Section 2 shall also be for the benefit of those

                Holders who are not a party to this Agreement, and they shall be deemed third party beneficiaries for the purposes hereof.

          2.10. Other Registration Rights
          ----- -------------------------

                2.10.1. Except as provided in Section 2.10.2 and Section 2.10.3, the Company may not grant any additional registration rights with respect to its Ordinary Shares or any other securities of the Company without the written consent of Preferred Holders holding 75% of Registrable Shares held by Preferred Holders at the time such consent is given.

               2.10.2. The Company may grant to subsequent investors in the Company rights of incidental registration (such as those provided in Section 2.2) provided that such rights may only pertain to Ordinary Shares, including Ordinary Shares into which other securities may be converted; and provided further that such rights may be granted with only with respect to:

                         (i) registrations actually requested by Qualified Preferred Holders pursuant to Section 2.1, but only in respect of the available portion of any such registration as remains after inclusion of all Registrable Shares requested by Preferred Holders; and

                         (ii) registrations initiated by the Company, but only
                              in respect of the available portion of any such registration as remains after inclusion of all Registrable Shares requested to be included therein by the Holders.

                         With respect to registrations which are for underwritten public offerings, "available portion" shall mean the portion of the underwritten shares that is available as specified in Sub-sections (i) and (ii) above. Shares not included in such underwriting shall not be registered.

               2.10.3. The Company may also grant other persons demand registration rights provided that the following conditions are each satisfied:

                         (i) such rights are limited to Ordinary Shares (including Ordinary Shares into which other securities may be converted);

                         (ii) all Preferred Holders are given enforceable
                              contractual rights to participate in registrations requested by such subsequent investors, and the number of shares that may be included in the registration and any underwriting shall be allocated first to Holders of Registrable Shares covered by Section 1.5(ii) above;

                         (iii) such rights shall not become effective prior to 90 days after the effective date of the first registration pursuant to Section 2.1; and

                         (iv) such rights shall not be equal to nor more favorable than those granted to the Preferred Holders.

               2.10.4 In connection with the Company's intial public offering, all parties hereto agree that any sales of Registrable Shares may be subject to a "lock-up" period restricting such sales for one hundred and eighty (180) days or such other period as may be required by the underwriter in such registration, and all parties hereto will agree to abide by such "lock-up" period; provided that the directors and officers of the Company abide by the same "lock-up" period unless the holders of a majority in interest of the Registrable Securities held by Preferred Holders at such time otherwise agree.

3.   PRE-EMPTIVE RIGHTS
--   ------------------

     Each of the Preferred C Shareholders, the Preferred A Shareholders, the Preferred B Shareholders and the Ordinary Shareholders shall have a pre-emptive right to purchase a pro-rata portion of any "New Securities" which the Company may, from time to time, propose to issue and sell, all in accordance with Article 7 of the New Articles. The parties agree that
     Article 7 of the New Articles shall be binding on the parties hereto as if included herein.

4.   RIGHT OF FIRST REFUSAL
--   ------------------------

     Each of the Preferred C Shareholders, the Preferred A Shareholders, the Preferred B Shareholders and the Ordinary Shareholders shall have a Right of First Refusal to purchase shares in the Company from any holder of shares of the Company who desires to sell or transfer such shares to any party, other than a transferee to whom a transfer is exempt from the Right of First Refusal provided by Article 35 of the New Articles pursuant to
     Article 35(h) of the New Articles (a "Permitted Transferee"). The parties agree that Article 35 of the New Articles shall be binding on the parties hereto as if included herein.

5.   CANCELLATION OF CERTAIN PROVISIONS; CONSENT AND WAIVERS OF PRE-EMPTIVE
--   ----------------------------------------------------------------------
     RIGHTS
     ------

     5.1.  The parties to this Agreement agree:

           5.1.1. That Sections 10, 11, 12, 13, 15 and 16 and the last paragraph of Section 7(a) of the Series A Subscription Agreement are hereby canceled and are null and void;

           5.1.2. That Sections 8, 9, 10, 11, 12, 13 and 14 of the Series B Subscription Agreement are hereby canceled and are null and void;

           5.1.3. That Section 7 of the Concord Subscription Agreement is hereby canceled and is null and void;

     5.2. The Preferred A Shareholders, the Preferred B Shareholders and the Ordinary Shareholders hereby consent to: (i) the Subscription Agreement and the transactions contemplated therein; (ii) the issuance of Series C Preferred Shares to the Preferred C Shareholders pursuant to the Subscription Agreement; and (iii) the amendment of the Articles of Association of the Company and the adoption of the New Articles.

     5.3. The Preferred A Shareholders, the Preferred B Shareholders and the Ordinary Shareholders hereby waive any and all pre-emptive rights or rights of first refusal with respect to the issuance and sale of the Series C Preferred Shares to the Preferred C Shareholders as set forth in the Subscription Agreement.

6.  REPORTS
--  -------

     6.1. The Company will furnish to each Qualified Preferred Holder, provided that it is not a competitor or associated with a competitor of the Company (as reasonably determined by the Company) and for so long as it holds shares of the Company, within 120 days after the end of each fiscal year, audited financial statements (including consolidated balance sheets, income statements and cash flows) of the Company as of and for the period ended December 31 of such year prepared in accordance with accounting priciples generally accepted in Israel. The Company will furnish to each Initiating Preferred Holder, provided that it is not a competitor or associated with a competitor of the Company, (i) as soon as practicable (and in any event within 40 days) after the end of each fiscal quarter, a reasonably detailed income statement through the end of such quarter and a balance sheet as at the end of such quarter (prepared on a consolidated basis, if applicable), and related statements of retained earnings and changes in financial position, together with a cash flow statement, all for each such quarter and for that part of the fiscal year of the Company then ended compared against the annual budget of the Company, certified by the chief financial officer of the Company as having been prepared under his supervision in accordance with accounting principles generally accepted in Israel, consistently applied subject to year-end adjustments. By way of clarification, it is hereby specifically stipulated that such quarterly reports will not be audited or reviewed by the Company's auditors; and (ii) within 30 days after the approval of the Board of Directors of the Company, a copy of the annual budget.

           All reports referred to above will be in the English language.

     6.2. The Company's obligations to provide reports as aforesaid shall expire from the date the Company becomes subject to the reporting requirements of the Securities Act, or the Israeli Securities Law, 5728-1968, as amended, or of any other securities laws in other jurisdictions requiring similar disclosures regarding the Company's business and financial condition.

7.  CONFIDENTIALITY
--  ---------------

     The parties hereto agree with and undertake to each other, that all information concerning any other party hereto which comes into its possession or to its attention, whether pursuant to this Agreement, as a shareholder of the Company or otherwise, including, without limitation, the reports referred to in Section 6 hereof, audited annual financial statements of the Company, unaudited financial statements of the Company and all other financial, technical and other information relating to the Company, will be kept in the strictest confidence and will not, without the prior written consent of the disclosing party, be used by them or be disclosed to, or discussed with, any third party whatsoever. Notwithstanding the above, the undertaking of confidentiality will not apply to:

     7.1. Information which is in the public domain at the time of disclosure or subsequently becomes part of the public domain, except by breach by the receiving party of its obligations hereunder; or

     7.2. Information which is received from a third party, provided that such information was not obtained by said third party directly or indirectly from the disclosing party pursuant to obligations of confidentiality; or

     7.3. Information which must be disclosed under applicable laws or regulations, but only to the extent so required; provided, however, that in the event any party feels that circumstances exist which require such disclosure, it shall notify the disclosing party thereof, and provide the disclosing party with a copy of such proposed disclosure or notice, promptly and in a manner which will enable the disclosing party to oppose such disclosure within the period of time allotted under such laws or regulations for submission of the disclosure or notice; or

     7.4. General statements (not containing technical information relating to the Company's products or research and development activities) regarding the general nature and progress of the Company's business, and summary information regarding the Company's financial information, in the Preferred C Shareholders', the Preferred A Shareholders' and the Preferred B Shareholders' reports to their respective investors, copies of which will be provided concurrently to the Company.

           In addition, the Preferred C Shareholders, the Preferred A Shareholders and the Preferred B Shareholders will be able to disclose information concerning the Company to their accountants / auditors and legal advisors provided that such persons will be under an obligation not to, and will not, disclose or disseminate such information further.

8.  NOTICES
--  -------

     8.1. All notices hereunder will be in writing mailed registered airmail, postage prepaid, addressed to the parties at their respective addresses as set out in this Agreement, or transmitted by courier, cable, telex or facsimile or other reliable method of transmission.

     8.2. Notices will be deemed received by the receiving party within 7 (seven) days of mailing, if mailed, within 5 (five) days of sending if sent by courier, when actually delivered by hand, if so delivered, and on the first business day (at the receiving end) following transmission if transmitted by cable, telex or facsimile.

9.  ASSIGNMENT
--  ----------

     Except as otherwise expressly provided herein, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the parties hereto may not, without the prior written consent of the Company, pledge, assign, delegate or otherwise transfer any of their rights or obligations under this Agreement, other than to a Permitted Transferee.

10. GOVERNING LAW
--- -------------

     This Agreement will be construed in accordance with and governed by the laws (but not the choice-of-law rules) of the State of Israel, except for clauses regarding registration rights, which will be interpreted in accordance with the U.S. Federal law. Any disputes arising hereunder shall be referred for arbitration to be conducted in Israel, in accordance with the International Chamber of Commerce Rules of Conciliation and Arbitration. The parties agree that the arbitration proceedings shall be conducted in the English language.

11. COUNTERPARTS
--- ------------

     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

12. HEADINGS
--- --------

     Section headings herein are for convenience and ease of reference only, and shall in no way affect or be deemed to affect the construction or interpretation of any provision hereof.

13. ENTIRE AGREEMENT AND AMENDMENT
--- ------------------------------

     This Agreement and the Schedules hereto constitute the entire agreement between the parties with respect to the subject matter hereof and contains all of the promises, undertakings, and other representations made by the parties to each other prior to its execution, all of which are merged herein.

     This Agreement and the Schedules hereto shall prevail over any prior agreement, understanding, promise or undertaking of the parties with respect to the subject matter hereof, all of which are merged herein. No subsequent amendment to this Agreement will be of any effect unless executed in writing and signed by the parties hereto.

     IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

ACCORD TELECOMMUNICATIONS LTD.                    GILDE IT FUND B.V.
    /s/ Siga Gavish  /s/ Matty Karp                   /s/ [ILLEGIBLE]
By: -------------------------------               By: -----------------------
      Siga Gavish / Matty Karp
Name: -----------------------------               Name: ---------------------
                                                         [ILLEGIBLE]
Title:-----------------------------               Title:---------------------


ONE LIBERTY FUND III LIMITED                      NITZANIM FUND (1993) LTD.
PARTNERSHIP

     /s/ [ILLEGIBLE]                                  /s/ [ILLEGIBLE]
By: -----------------------                       By: -----------------------

Name: ---------------------                       Name: ---------------------

Title: --------------------                       Title: --------------------


ADVANCED TECHNOLOGY VENTURES IV, L.P.             SVE STAR VENTURES
                                                  ENTERPRISES NO. II GbR
    /s/ [ILLEGIBLE]                                   /s/ [ILLEGIBLE]
By: ------------------------                      By: -----------------------
        [ILLEGIBLE]                                     SVM Star Ventures
Name: ----------------------                            Managementgesellschaft
       General Partner                                  GmbH Nr.
Title: ---------------------                      Name: ---------------------
                                                         Dr. Meir Barel
                                                  Title: --------------------


SVE STAR VENTURES ENTERPRISES NO. III GbR         SVE STAR VENTURES
                                                  ENTERPRISES NO. IIIA GbR
     /s/ [ILLEGIBLE]                                   /s/ [ILLEGIBLE]
By: ------------------------                      By: -----------------------

Name: ----------------------                      Name: ----------------------
       Dr. Meir Barel                                    Dr. Meir Barel
Title: ---------------------                      Title: ---------------------


STAR MANAGEMENT OF INVESTMENTS (1993)             SVM STAR VENTURES
LIMITED PARTNERSHIP                               MANAGEMENT GmbH NR. 3
                                                  & CO. BETEILIGUNGS KG
    /s/ [ILLEGIBLE]                                   /s/ [ILLEGIBLE]
By: -----------------------                       By: -----------------------

Name: ---------------------                       Name: ---------------------
                                                         Dr. Meir Barel
Title: --------------------                       Title: --------------------


UNICYCLE TRADING COMPANY L.P.                     MANAKIN INVESTMENTS LTD.
     /s/ [ILLEGIBLE]                                  /s/ [ILLEGIBLE]
By: -----------------------                       By: -----------------------
         [ILLEGIBLE]                                    Gideon Tolkowsky
Name: ---------------------                       Name: ---------------------
         President
Title: --------------------                       Title: --------------------


VTEL CORPORATION                                  COURSES INVESTMENTS
                                                  IN TECHNOLOGY L.P.

By: /s/ [ILLEGIBLE]                               By: /s/ [ILLEGIBLE]
    -----------------------                           -----------------------
Name: [ILLEGIBLE]                                 Name: [ILLEGIBLE]
     ----------------------                             ---------------------
Title: Vice President                             Title: CEO - Courses
      ---------------------                              --------------------

K.T. CONCORD VENTURE                              K.T. CONCORD VENTURE
FUND (ISRAEL), L.P.                               FUND (CAYMAN) L.P.

By: /s/ [ILLEGIBLE]                               By: /s/ [ILLEGIBLE]
    -----------------------                           -----------------------
Name:                                             Name:
      ---------------------                             ---------------------
Title:                                            Title:
       --------------------                             ---------------------

/s/ Sigi Gavish                                   /s/ Gil Rosenfeld
---------------------------                       ---------------------------
SIGI GAVISH                                       GIL ROSENFELD

/s/ Amnon Shoham                                  /s/ Michal Rosenfeld
---------------------------                       ---------------------------
AMNON SHOHAM                                      MICHAL ROSENFELD

                                                  /s/ [ILLEGIBLE]
___________________________                       ---------------------------
EFI GILDOR                                        EDUARDO SHOVAL/VAMOS LTD.

NORWEST EQUITY CAPITAL L.L.C.                     KEVIN G. HALL FAMILY TRUST

By:                                               By: /s/ Kevin G. Hall
    ------------------------------------             ------------------------
     Itasca NEC, L.L.C., Managing Member               Kevin G. Hall, Trustee

    /s/ Kevin G. Hall
    ------------------------------------
     Kevin G. Hall, Member

                                  Schedule 1A
                                  -----------

                         List of Ordinary Shareholders
                         -----------------------------


     1.  Sigi Gavish
     2.  Michal Rosenfeld
     3.  Gil Rosenfeld
     4.  Vamos Ltd./Eduardo Shoval*


* Currently hold options to purchase Ordinary Shares only. For the purposes of Sections 3 and 4 of this Agreement, these options shall be deemed as fully exercised into Ordinary Shares of the Company.

                                  Schedule 1B
                                  -----------

                           Preferred A Shareholders
                           ------------------------

          1.  Sigi Gavish
          2.  Michal Rosenfeld
          3.  Gil Rosenfeld
          4.  Nitzanim Fund (1993) Ltd.
          5.  SVE STAR Ventures Enterprises No. II GbR
          6.  SVE STAR Ventures Enterprises No. III GbR
          7.  SVE STAR Ventures Enterprises No. IIIA GbR
          8.  STAR Management of Investments (1993), L.P.
          9.  SVM STAR Ventures Management GmbH Nr. 3 & Co. Beteiligungs KG
          10. Amnon Shoham
          11. Unicycle Trading Company, L.P.
          12. Manakin Investments B.V.
          13. VTEL Corporation


     For the purposes of Section 6.1 of this Agreement each of entities Nos. 5 - 9 shall be deemed a Qualified Preferred Holder or an Initiating Preferred Holder, as relevant, for as long as all such entities collectively hold at least 350,000 Preferred Shares and/or Ordinary Shares into which Preferred Shares were converted.

                                  Schedule 1C
                                  -----------

                           Preferred B Shareholders
                           ------------------------

          1.  Gilde IT Fund
          2.  One Liberty Fund III, L.P.
          3.  Nitzanim Fund (1993) Ltd.
          4.  Advanced Technology Ventures IV, L.P.
          5.  SVE STAR Ventures Enterprises No. II GbR
          6.  SVE STAR Ventures Enterprises No. III GbR
          7.  SVE STAR Ventures Enterprises No. IIIA GbR
          8.  STAR Management of Investments (1993), L.P.
          9.  SVM STAR Ventures Management GmbH Nr. 3 & Co. Beteiligungs KG
          10. Amnon Shoham
          11. Unicycle Trading Company, L.P.
          12. Courses Investments in Technology, L.P.
          13. K.T. Concord Venture Fund (Cayman), L.P.
          14. K.T. Concord Venture Fund (Israel), L.P.

     For the purposes of Section 6.1 of this Agreement: (a) each of entities Nos. 5 -9 shall be deemed a Qualified Preferred Holder or an Initiating Preferred Holder, as relevant, for as long as all such entities collectively hold at least 350,000 Preferred Shares and/or Ordinary Shares into which Preferred Shares were converted; and (b) each of entities Nos. 13 and 14 (the "Concord Entities") shall be deemed a Qualified Preferred Holder or an Initiating Preferred Holder, as relevant, as long as all such entities collectively hold at least 350,000 Preferred Shares and/or Ordinary Shares into which Preferred Shares were converted.

                                  Schedule 1D
                                  -----------

                       List of Preferred C Shareholders
                       --------------------------------

          1.  Norwest Equity Capital, L.L.C.
          2.  Kevin G. Hall Family Trust